Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 dated January 28, 2022 and any amendments and exhibits thereto, of Standard Lithium Ltd. (the “Company”) of our report, dated October 21, 2021, on the consolidated statements of financial position as at June 30, 2021 and 2020, and the consolidated statements of comprehensive loss, changes in equity and cash flows for the years then ended and the related notes comprising a summary of significant accounting policies and other explanatory information, included in Exhibit 99.3 incorporated by reference in the Company’s Annual Report on Form 40-F for the year ended June 30, 2021.

/s/ “Manning Elliott LLP”

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

January 28, 2022